Exhibit 99.1

Investor Relations inquiries: Lee Fishman Matson, Inc. 510.628.4227 lfishman@matson.com	News Media inquiries: Keoni Wagner Matson, Inc. 510.628.4534 kwagner@matson.com

MATSON BOARD WELCOMES MARK FUKUNAGA, REPLACING JEFF WATANABE;

STAN KURIYAMA NAMED LEAD INDEPENDENT DIRECTOR

HONOLULU, Hawaii (April 26, 2018) — The Board of Directors of Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, announced that shareholders elected Mark H. Fukunaga, Chairman and CEO of Servco Pacific Inc., a new member of the Matson board at the Company’s annual meeting of shareholders today.

Concurrently, Jeffrey N. Watanabe, the board’s Lead Independent Director, retired from the board in accordance with the board’s mandatory retirement age policy.  Matson Chairman and CEO Matt Cox announced that the board’s independent directors have designated Stanley M. Kuriyama to succeed Watanabe as Lead Independent Director.

“We are excited to welcome Mark Fukunaga as the newest member of the Matson board and know that his demonstrated business leadership and deep roots in our community further strengthen an already experienced board,” Cox said.

Cox added, “Speaking on behalf of our entire board and the executive leadership team at Matson, we owe a deep debt of gratitude to Jeff and thank him for his 15 years of service and strong guidance during a very important period in our company’s 136-year history.”

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services.  Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia.  Matson also operates a premium, expedited service from China to Southern California and provides services to Okinawa, Japan and various islands in the South Pacific.  The Company’s fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska.  Additional information about the Company is available at www.matson.com

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